Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports Fourth Quarter and Full Fiscal Year 2022 Financial Results
CORAL GABLES, FL. - February 22, 2023 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the fourth quarter and the full fiscal year ended December 30, 2022.

Financial highlights for the fourth quarter and full fiscal year 2022:

	Fresh Del Monte Produce Inc. and Subsidiaries
	(U.S. dollars in millions, except per share data) - (Unaudited)
	Quarter Ended		Year Ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Net sales	$1,040.0	$1,017.3	$4,442.3	$4,252.0
Gross profit	$81.7	$39.8	$340.2	$303.8
FDP net income (loss) (1)	$18.3	$(11.2)	$98.6	$80.0
Diluted EPS(2)	$0.38	$(0.24)	$2.06	$1.68
Adjusted diluted EPS(3)	$0.45	$(0.18)	$1.97	$1.69
Adjusted EBITDA(3)	$58.5	$14.8	$234.9	$206.8
Adjusted EBITDA margin(3)	5.6%	1.5%	5.3%	4.9%
Dividend payout	$0.15/per share	$0.15/per share	$0.60/per share	$0.50/per share
(1) "FDP net income/loss" as referenced throughout this release is defined as Net income (loss) attributable to Fresh Del Monte Produce Inc.
(2) "Diluted EPS" represents diluted earnings (loss) per share and is calculated as FDP net income/loss divided by diluted weighted average shares.
(3) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

“The fourth quarter of 2022 has been our best-performing fourth quarter in recent history, led by strong net sales and strong margins,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “Overall we closed out 2022 in a much stronger position than 2021 driven by our commitment to remaining flexible and agile, controlling our costs, leveraging our assets, and optimizing customer relationships. 2022 was a notable year for us as we made progress on several fronts including innovation, sustainability, and strengthening our relationships with customers to work toward profitable incremental sales to expand our product line.”
Net sales for the fourth quarter of 2022 increased $22.7 million, or 2%, compared with the prior-year period. For the full fiscal year, net sales increased $190.3 million, or 4%, compared with the prior-year period. In both periods, the increase in net sales was driven by inflation-justified per unit price increases. The increase was partially offset by lower sales volume, primarily in our banana and fresh and value-added products segments, and the negative impact of fluctuations in exchange rates primarily versus the euro, Japanese yen, British pound, and Korean won compared with the prior-year period. The negative impact of fluctuations in exchange rates was partially mitigated by our foreign currency hedges.

Gross profit for the fourth quarter of 2022 was $81.7 million compared with $39.8 million in the prior-year period. The increase in gross profit was a result of the higher per unit selling prices, across all segments. The increase in selling prices partially offset the continuing inflationary and other cost pressures, which resulted in higher per unit production and distribution costs, including packaging materials, fertilizers, inland and ocean freight, labor and fuel.

For the full fiscal year 2022, gross profit was $340.2 million compared with $303.8 million in the prior-year period. The increase in gross profit was primarily driven by higher gross profit in our other products and services segment as a result of higher net sales of third-party ocean freight services, and the favorable impact of higher per unit sales prices, across all segments.

- more -

Fresh Del Monte Produce Inc.

Partially offsetting the higher gross profit was the negative impact of fluctuations in exchange rates and higher per unit production and distribution cost, including costs of packaging materials, fertilizers, ocean and inland freight, fuel and labor resulting from global supply chain, logistics and inflationary cost pressures.

There were no adjustments to gross profit in 2022. In comparison, Adjusted gross profit(3) for full fiscal year 2021 was $307.3 million. Adjusted gross profit excludes a $3.4 million non-tropical fruit inventory write-off due to inclement weather in Chile and $1.3 million inventory write-off incurred in the Middle East, partially offset by a net insurance recovery of $1.2 million associated with hurricane damage to the Company's Guatemala banana operations in the fourth quarter of 2020.

Operating income for the fourth quarter of 2022 was $31.2 million compared with the operating loss of $9.2 million in the prior-year period. The improvement in operating income was due to an increase of $41.9 million in gross profit, slightly offset by higher selling, general and administrative expenses. Adjusted operating income(3) for the fourth quarter of 2022 was $34.2 million compared with the Adjusted operating loss of $7.1 million in the prior-year period. For the fourth quarter of 2022, Adjusted operating income excludes a $3.3 million asset impairment, primarily due to flooding in our Philippines banana operations and a gain on asset sale of $0.3 million. In the prior-year period, Adjusted operating loss excludes a $4.8 million asset impairment, primarily due to the exit from low-yield banana farms in the Philippines, and a gain on asset sale of $2.7 million.

For the full fiscal year 2022, operating income was $156.3 million compared with $111.0 million in the prior-year period. The increase was primarily driven by higher gross profit, a one-time benefit related to a reduction in a North America environmental reserve and lower selling, general and administrative expenses partially offset by a slight net loss on disposals of property, plant and equipment in 2022 when compared to the net gain in 2021. For the full fiscal year 2022, Adjusted operating income was $149.2 million compared with $111.5 million in the prior-year period. The increase was primarily driven by higher gross profit and lower selling, general and administrative expenses.
FDP net income for the fourth quarter of 2022 was $18.3 million compared with the FDP net loss of $11.2 million in the prior-year period and Adjusted FDP net income(3) was $21.5 million compared with the Adjusted FDP net loss of $8.5 million in the prior-year period. For the full fiscal year 2022, FDP net income was $98.6 million compared with $80.0 million in the prior-year period and Adjusted FDP net income was $94.3 million compared with $80.6 million in the prior-year period.

Fourth Quarter 2022 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions, except for Gross Margin) - (Unaudited)

	Quarters ended
	December 30, 2022					December 31, 2021
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$576.9	55%	$34.1	42%	5.9%	$598.7	59%	$28.1	71%	4.7%
Banana	403.8	39%	38.1	47%	9.4%	370.9	36%	9.1	23%	2.5%
Other products and services	59.3	6%	9.5	11%	16.0%	47.7	5%	2.6	6%	5.5%
	$1,040.0	100%	$81.7	100%	7.9%	$1,017.3	100%	$39.8	100%	3.9%

- more -

Fresh Del Monte Produce Inc.

	Years ended
	December 30, 2022					December 31, 2021
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$2,581.8	58%	$183.0	54%	7.1%	$2,504.8	59%	$180.2	59%	7.2%
Banana	1,619.8	37%	120.7	35%	7.5%	1,581.1	37%	110.9	37%	7.0%
Other products and services	240.7	5%	36.5	11%	15.2%	166.1	4%	12.7	4%	7.6%
	$4,442.3	100%	$340.2	100%	7.7%	$4,252.0	100%	$303.8	100%	7.1%

Fourth Quarter 2022 Business Segment Performance
Fresh and Value-Added Products
Net sales for the fourth quarter of 2022 decreased by $21.8 million, or 4%, when compared with the prior-year period primarily driven by lower net sales of avocados, as a result of lower selling price, and non-tropical fruit, a result of lower selling price and lower sales volume. The decrease was partially offset by higher net sales of prepared food, driven by higher sales volume and higher net sales of pineapple, driven by higher selling price.
Gross profit for the fourth quarter of 2022 increased $6.0 million, or 21%, when compared with the prior-year period. The increase was primarily driven by higher per unit selling prices and product mix of higher-margin categories. The increase in gross profit was partially offset by higher cost of packaging materials, fertilizers, and ocean freight which negatively impacted per unit production and distribution costs. As result of these factors, gross margin increased to 5.9% from 4.7%. There were no other product-related charges during both periods.

Banana

Net sales for the fourth quarter of 2022 increased by $32.9 million, or 9%, compared with the prior-year period primarily driven by Europe and North America. The increase in net sales was predominantly from higher per unit selling prices resulting from inflation-justified price increases, and the absence of excess volume as a result of our strategic sourcing in response to market conditions. The increase was partially offset by fluctuations in exchanges rates in Europe and Asia.

Gross profit for the fourth quarter of 2022 increased $29.0 million, or 319%, compared with the prior-year period primarily driven by higher net sales, which partially offset the higher cost of packaging materials, fertilizers, and distribution costs, including ocean and inland freight. As a result of the higher gross profit, gross margin increased to 9.4% from 2.5% in the prior-year period.

Other products and services

Net sales for the fourth quarter of 2022 increased by $11.6 million, or 24%, when compared with the prior-year period mainly due to higher net sales of third-party ocean freight services. Our fleet of vessels has enabled the expansion of these services, which benefited from elevated shipping rates and demand due to market logistical conditions.

Gross profit for the fourth quarter of 2022 increased by $6.9 million when compared with the prior-year period primarily due to higher volume and shipping rates.

- more -

Fresh Del Monte Produce Inc.

Full Fiscal Year 2022 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)
Fresh and Value-Added Products

Net sales for full fiscal year 2022 increased by $77.0 million, or 3%, when compared with 2021, primarily as a result of higher per unit sales prices across all product categories, mainly due to inflation-justified price increases. The increase in net sales was partially offset by the negative impact of fluctuations in exchange rates in Europe and Asia, and lower net sales of fresh-cut vegetables and avocados as a result of lower sales volume.

Gross profit for full fiscal year 2022 increased $2.8 million, or 2%. Despite higher net sales, gross profit was negatively impacted by higher per unit production and distribution costs, including packaging materials, fertilizers, and ocean and inland freight, across most product categories as a result of ongoing cost pressures. In addition, lack of availability of third-party shipping capacity for certain shipping routes negatively impacted non-tropical fruit gross profit. Year-over-year gross profit was impacted by $4.7 million of other product-related charges in 2021. There were no adjustments in 2022. As a result of these factors, gross margin slightly decreased to 7.1% in 2022 from 7.2% in 2021.

For full fiscal year 2022, Adjusted gross profit in the fresh and value-add products segment was $183.0 million compared with $184.9 million in the prior-year period. Adjusted gross profit excludes the above-mentioned $4.7 million of other product-related charges in the first half of 2021 mainly related to severe rainstorms in Chile.

Banana

Net sales for full fiscal year 2022 increased by $38.7 million, or 2% when compared with 2021. The increase in net sales relates to higher per unit sales prices due to a combination of (1) inflation-justified price increases, (2) contractually indexed fuel and freight surcharges within certain of our contracts, (3) strategic sourcing decisions in response to market conditions which reduced excess volume, and (4) atypical seasonally low industry supply in certain markets in the second half of 2022. The increase in net sales was partially offset by lower sales volume and the negative impact of fluctuations in exchange rates in Europe and Asia.

Gross profit for full fiscal year 2022 increased $9.8 million, or 9%, primarily due to higher per unit sales prices and the absence of excess volume, partially offset by higher per unit production and distribution costs, including packaging materials, fertilizers, and ocean and inland freight impacted by inflationary cost pressures. Included in full fiscal year 2021 is a $1.2 million other product-related charge attributable to our banana segment comprised of a net insurance recovery associated with hurricane damage in Central America in the fourth quarter of 2020. As a result of these factors, gross margin increased to 7.5% in 2022 from 7.0% in 2021.

For full fiscal year 2022, Adjusted gross profit in the banana segment was $120.7 million compared with $109.7 million in the prior-year period. Adjusted gross profit excludes the above-mentioned $1.2 million net insurance recovery in full fiscal year 2021. There were no other product-related charges in 2022.

Other products and services

Net sales for full fiscal year 2022 increased by $74.6 million, or 45%, when compared with full fiscal year 2021 mainly due to higher net sales of third-party ocean freight services. Our fleet of vessels has enabled the expansion of these services, which benefited from elevated shipping rates and demand due to market logistical conditions.

Gross profit for full fiscal year 2022 increased by $23.8 million, or 187%, when compared with full fiscal year 2021 due to higher net sales of third-party ocean freight services. As a result, gross margin increased to 15.2% from 7.6% in 2021.

- more -

Fresh Del Monte Produce Inc.

Cash Flows
Net cash provided by operating activities for full fiscal year 2022 was $61.8 million. Net cash provided by operating activities was impacted by an increase in inventory during the current year period, largely due to inflationary cost increases and a strategic increase in levels of key raw materials and packaging supplies in order to secure costs and availability. Additionally, higher levels of accounts receivable as a result of higher net sales impacted net cash provided by operating activities.
Long Term Debt
Long term debt as of the end of 2022 increased to $539.8 million compared with $519.1 million as of the prior-year end.
Quarterly Cash Dividend
On February 21, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on March 31, 2023, to shareholders of record on March 8, 2023.
- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Year ended

Statement of Operations:	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Net sales	$1,040.0	$1,017.3	$4,442.3	$4,252.0
Cost of products sold	958.3	977.5	4,102.1	3,944.7
Other product-related charges	—	—	—	3.5
Gross profit	81.7	39.8	340.2	303.8
Selling, general and administrative expenses	47.5	44.5	186.8	192.9
Gain (loss) on disposal of property, plant and equipment, net	0.3	0.3	(1.9)	4.6
Asset impairment and other charges (credits), net	3.3	4.8	(4.8)	4.5
Operating income (loss)	31.2	(9.2)	156.3	111.0
Interest expense, net	6.6	4.7	23.7	19.7
Other (income) expense, net	(0.9)	3.9	14.8	9.4
Income (loss) before income taxes	25.5	(17.8)	117.8	81.9
Income tax provision (benefit)	6.1	(7.1)	20.1	2.0
Net income (loss)	$19.4	$(10.7)	$97.7	$79.9
Less: Net income (loss) attributable to redeemable and noncontrolling interests	1.1	0.5	(0.9)	(0.1)
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$18.3	$(11.2)	$98.6	$80.0
Earnings (loss) per share(1):
Basic	$0.38	$(0.24)	$2.06	$1.68
Diluted	$0.38	$(0.24)	$2.06	$1.68
Dividends declared per ordinary share	$0.15	$0.15	$0.60	$0.50
Weighted average number of ordinary shares:
Basic	47,837,743	47,550,330	47,790,920	47,508,208
Diluted	48,046,374	47,550,330	47,943,464	47,701,397
(1) Earnings (loss) per share ("EPS") is calculated based on Net income (loss) attributable to Fresh Del Monte Produce Inc.
- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 30, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$17.2	$16.1
Trade and other accounts receivable, net	464.5	437.3
Inventories, net	669.0	602.8
Other current assets	90.7	40.2
Total current assets	1,241.4	1,096.4

Investment in and advances to unconsolidated companies	18.0	8.7
Property, plant and equipment, net	1,309.5	1,415.8
Operating lease right-of-use assets	213.8	199.0
Goodwill	422.9	423.7
Intangible assets, net	135.0	142.8
Other noncurrent assets	118.3	111.7
Total assets	$3,458.9	$3,398.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$549.9	$580.1
Current maturities of debt and finance leases	1.3	1.3
Current maturities of operating leases	41.6	37.0
Other current liabilities	14.2	10.8
Total current liabilities	607.0	629.2

Long-term debt and finance leases	547.1	527.7
Operating leases, less current maturities	147.3	136.0
Other noncurrent liabilities	182.5	231.7
Total liabilities	1,483.9	1,524.6

Redeemable noncontrolling interest	49.4	49.5

Total Fresh Del Monte Produce Inc. shareholders' equity	1,904.7	1,802.3
Noncontrolling interests	20.9	21.7
Total shareholders' equity	1,925.6	1,824.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,458.9	$3,398.1

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 30, 2022	December 31, 2021
Operating activities:
Net income	$97.7	$79.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92.5	96.8
Amortization of debt issuance costs	0.6	0.6
Asset impairments	3.5	3.8
Share-based compensation expense	6.9	7.6
Deferred income taxes	2.5	(15.0)
Loss (gain) on disposal of property, plant and equipment, net	1.9	(4.6)
Adjustment of Kunia Well Site liability	(9.9)	—
Other, net	3.3	(8.8)
Changes in operating assets and liabilities:
Receivables	(37.4)	(13.9)
Inventories	(72.1)	(105.1)
Prepaid expenses and other current assets	(0.2)	7.2
Accounts payable and accrued expenses	(17.8)	78.3
Other noncurrent assets and liabilities	(9.7)	1.7
Net cash provided by operating activities	61.8	128.5

Investing activities:
Capital expenditures	(48.1)	(98.5)
Proceeds from sales of property, plant and equipment	8.7	17.5
Cash (paid) received from derivatives not designated as hedges	(0.2)	4.6
Investments in unconsolidated companies	(9.7)	(7.0)
Other investing activities	0.2	0.9
Net cash used in investing activities	(49.1)	(82.5)

Financing activities:
Net borrowings (repayments) on debt	20.7	(22.6)
Distributions to noncontrolling interests	(0.9)	(6.5)
Net payments related to share-based awards	(1.6)	(0.4)
Dividends paid	(28.7)	(23.7)
Other financing activities	(1.5)	—
Net cash used in financing activities	(12.0)	(53.2)
Effect of exchange rate changes on cash	0.4	6.8
Net increase (decrease) in cash and cash equivalents	1.1	(0.4)
Cash and cash equivalents, beginning	16.1	16.5
Cash and cash equivalents, ending	$17.2	$16.1

- more -

Fresh Del Monte Produce Inc.

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to asset impairment and other charges (credits), net, gain on disposal of property, plant and equipment, net, and other product-related charges. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income (loss), and Adjusted diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income (loss) attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision (benefit) for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.
Adjusted gross profit, Adjusted operating income, Adjusted FDP net income (loss), and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

- more -

Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	December 30, 2022				December 31, 2021
	Gross profit	Operating income (loss)	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income (loss)	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$81.7	$31.2	$18.3	$0.38	$39.8	$(9.2)	$(11.2)	$(0.24)
Adjustments:
Other product-related charges (1)	—	—	—	—	—	—	—	—
Asset impairment and other charges (credits), net (2)	—	3.3	3.3	0.07	—	4.8	4.8	0.10
(Gain) on disposal of property, plant and equipment, net (3)	—	(0.3)	(0.3)	—	—	(2.7)	(2.7)	(0.05)
Other adjustments (4)	—	—	0.2	—	—	—	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	—	—	—	—	0.4	0.01
As adjusted	$81.7	$34.2	$21.5	$0.45	$39.8	$(7.1)	$(8.5)	$(0.18)

	Year ended
	December 30, 2022				December 31, 2021
	Gross profit	Operating income (loss)	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income (loss)	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$340.2	$156.3	$98.6	$2.06	$303.8	$111.0	$80.0	$1.68
Adjustments:
Other product-related charges (1)	—	—	—	—	3.5	3.5	3.5	0.07
Asset impairment and other charges (credits), net (2)	—	(4.8)	(4.8)	(0.10)	—	4.2	4.2	0.09
(Gain) on disposal of property, plant and equipment, net (3)	—	(2.3)	(2.3)	(0.05)	—	(7.2)	(7.2)	(0.15)
Other adjustments (4)	—	—	0.2	—	—	—	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	2.6	0.06	—	—	(0.1)	—
As adjusted	$340.2	$149.2	$94.3	$1.97	$307.3	$111.5	$80.6	$1.69

- more -

Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 30, 2022			December 31, 2021
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$34.1	$38.1	$9.5	$28.1	$9.1	$2.6
Adjustments:
Other product-related charges (1)	—	—	—	—	—	—
Adjusted gross profit	$34.1	$38.1	$9.5	$28.1	$9.1	$2.6

Adjusted gross margin(a)	5.9%	9.4%	16.0%	4.7%	2.5%	5.5%

	Year ended
	December 30, 2022			December 31, 2021
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$183.0	$120.7	$36.5	$180.2	$110.9	$12.7
Adjustments:
Other product-related charges (1)	—	—	—	4.7	(1.2)	—
Adjusted gross profit	$183.0	$120.7	$36.5	$184.9	$109.7	$12.7

Adjusted gross margin(a)	7.1%	7.5%	15.2%	7.4%	6.9%	7.6%

(a) Calculated as Adjusted gross profit as a percentage of net sales.

- more -

Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Year ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$18.3	$(11.2)	$98.6	$80.0
Interest expense, net	6.6	4.7	23.7	19.7
Income tax provision (benefit)	6.1	(7.1)	20.1	2.0
Depreciation & amortization	22.3	24.3	92.5	96.8
Share-based compensation expense	2.0	1.8	6.9	7.6
EBITDA	$55.3	$12.5	$241.8	$206.1

Adjustments:
Other product-related charges (1)	—	—	—	3.5
Asset impairment and other charges (credits), net (2)	3.3	4.8	(4.8)	4.2
(Gain) on disposal of property, plant and equipment, net (3)	(0.3)	(2.7)	(2.3)	(7.2)
Other adjustments (4)	0.2	0.2	0.2	0.2
Adjusted EBITDA	$58.5	$14.8	$234.9	$206.8

Net sales	$1,040.0	$1,017.3	$4,442.3	$4,252.0

EBITDA margin(a)	5.3%	1.2%	5.4%	4.8%
(a) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin(b)	5.6%	1.5%	5.3%	4.9%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the year ended December 31, 2021 primarily consisted of $3.4 million of non-tropical fruit inventory write-offs due to inclement weather in Chile and a $1.3 million inventory write-off incurred in the Middle East, partially offset by a net insurance recovery of $1.2 million associated with hurricane damage to the Company's Guatemala banana operations in the fourth quarter of 2020.

(2)Asset impairment and other charges (credits), net for the quarter ended December 30, 2022 primarily related to a $2.7 million impairment of banana-related fixed assets in the Philippines due to flooding as a result of heavy rainfall. Asset impairment and other charges (credits), net for the year ended December 30, 2022 also included a $(9.9) million adjustment to the Company's environmental liability related to the Kunia Well Site (refer to the Annual Report on Form 10-K for the year ended December 30, 2022 for further information on this matter), and severance expenses in connection with the departure of the Company's former President and Chief Operating Officer. Asset impairment and other charges (credits), net for the quarter and year ended December 31, 2021 primarily included $4.4 million in fixed asset impairments and other expenses incurred in connection with the exit from two low-yield banana farms in the Philippines. Asset impairment and other charges (credits), net for the year ended December 31, 2021 also included a $(0.8) million insurance recovery associated with the Guatemala hurricanes.

(3)Gain on disposal of property, plant and equipment, net for the quarter ended December 30, 2022 mainly related to the sale of vehicles in the Middle East. For the year ended December 30, 2022, gain on disposal of property, plant and equipment, net also included a $1.4 million gain on the sale of vacant land in Mexico. Gain on disposal of property, plant and equipment, net for the quarter ended December 31, 2021 primarily related to the sale of a packing facility in South America. For the year ended December 31, 2021, gain on disposal of property, plant and equipment, net also included gains on the sales of a refrigerated vessel and vacant land in the Middle East.

(4)Other adjustments for the quarters and years ended December 30, 2022 and December 31, 2021 primarily related to the portions of the gain on disposal of property, plant, and equipment, net which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The year ended December 31, 2021 also included a $0.8 million tax benefit associated with the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
- more -

Fresh Del Monte Produce Inc.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the fourth quarter and full fiscal year 2022 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the Mann™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, Fresh Del Monte Produce was ranked as one of "America's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including the Company’s (a) commitment to remaining flexible and agile, controlling costs, leveraging its assets and optimizing customer relationships and the anticipated impact of such actions on the Company’s future financial operations; (b) intent to focus on strengthening its relationships with customers to work toward profitable incremental sales and expansion of its product line, (c) expectations regarding its shipping and logistics business, including expanding services to inland marketplace and providing customers with a one-stop shop for their logistics needs; (d) intent to continue investing in technology, processes, and people, the potential impact of the new Transportation Management Systems (TMS), (e) ability to use Artificial Intelligence to predict pricing and supply and demand for avocados and its intent to apply AI to other products in the future and (f) expectations regarding broad based cost pressures in 2023 and the impact of such cost pressures on its future results of operations. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) macroeconomic factors, including inflation and governmental actions such as increased interest rates taken to combat inflation, on its business, suppliers, customers and consumers, (ii) the Company’s ability to successfully execute on its strategic growth plans, including the use of AI and other technology to effectively manage costs and pricing, (iii) the Company’s ability to successfully develop and expand its logistics business, (iv) trends and other factors affecting consumer preferences or consumer, (v) other factors outside the Company’s control that impact its and other growers’ crop quality and yields, such as crop disease, severe weather conditions, disruptions or issues that impact our production facilities or complex logistics network; and the availability of sufficient labor during peak growing and harvesting seasons, (vi) competitive pressures and our ability to realize the full benefits of the inflation driven price increases implemented, (vii) the impact of foreign currency fluctuations, including the effectiveness of our hedging activities, (viii) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (ix) the timing and cost of resolving any product liability claims, regulatory and legal actions, product recalls, or other legal or environmental proceedings or investigations relating to our business, (x) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xii) damage to our reputation or brand names or negative publicity about our products, and (xiii) the Company’s ability to successfully manage the risks associated with international operations. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Monica Vicente
Senior Vice President, Chief Financial Officer
305-520-8433
# # #
- more -